AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
DESERT HAWK GOLD CORP.

The corporation was incorporated under the name “Lucky Joe Mining Company” by the filing of its original Articles of Incorporation with the Secretary of State of Nevada on July 17, 2008.  The name of the corporation was changed to “Desert Hawk Gold Corp.” by the filing of Articles of Amendment with the Secretary of State of Nevada on April 3, 2009.  These Amended and Restated Articles of Incorporation were duly adopted in accordance with the provisions of Title 7, Chapter 78 of the Nevada Revised Statutes (collectively, the “Nevada Corporation Law” or “NCL”), Sections 390 and 403.  The undersigned do hereby certify that the Amended and Restated Articles of Incorporation of the corporation are as follows:

ARTICLE I
NAME

The name of the corporation is Desert Hawk Gold Corp. (hereinafter the “Corporation”).

ARTICLE II
REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Nevada is 502 East John Street, Carson City, Nevada 89706.  The name of the registered agent at such address is CSC Services of Nevada, Inc.  The Corporation may, from time to time, in the manner provided by law, change the resident agent and the registered office within the State of Nevada.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the NCL.

ARTICLE IV
EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE V
CAPITAL STOCK

Section 5.01.  The Corporation is authorized to issue two classes of shares to be designated, respectively, “Common Stock” and “Preferred Stock.”  The total number of shares the Corporation is authorized to issue is one hundred ten million (110,000,000).  The number of shares of Common Stock authorized is one hundred million (100,000,000) shares, par value $0.001 per share.  The number of shares of Preferred Stock authorized is ten million (10,000,000) shares, par value $0.001.

A.           Common Stock

1.           Voting Rights.  Except as otherwise expressly provided by law or in this Article V, each outstanding share of Common Stock shall be entitled to one (1) vote on each matter to be voted on by the shareholders of the Corporation.

2.           Liquidation Rights.  Subject to any prior or superior rights of liquidation as may be conferred upon any shares of Preferred Stock, and after payment or provision for payment of the debts and other liabilities of the Corporation, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of Common Stock then outstanding shall be entitled to receive all of the assets and funds of the Corporation remaining and available for distribution.  Such assets and funds shall be divided among and paid to the holders of Common Stock, on a pro-rata basis, according to the number of shares of Common Stock held by them.

3.           Dividends.  Dividends may be paid on the outstanding shares of Common Stock as and when declared by the Board of Directors, out of funds legally available therefore, provided, however, that no dividends shall be made with respect to the Common Stock until any preferential dividends required to be paid or set apart for any shares of Preferred Stock have been paid or set apart.

4.           Residual Rights.  All rights accruing to the outstanding shares of the corporation not expressly provided for to the contrary herein or in the Bylaws of the Corporation, or in any amendment hereto or thereto, shall be vested in the Common Stock.

B.           Preferred Stock.  Except as otherwise provided herein or required by law, the Board of Directors is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series.  The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Section 5.02.  Except as required by law, there shall be no cumulative voting by stockholders of the Corporation.

Section 5.03. Except as shall be expressly provided by the Board of Directors, a stockholder of the Corporation shall not be entitled to a preemptive or preferential right to purchase, subscribe for, or otherwise acquire any unissued or treasury shares of stock of the Corporation, or any options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares, or any shares, bonds, notes, debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such unissued or treasury shares.

ARTICLE VI
BOARD OF DIRECTORS

Section 6.01. The Board of Directors shall consist of not less than one (1) and not more than nine (9) directors.  Within the foregoing limits, the number of directors from time to time comprising the entire Board of Directors shall be fixed by or in the manner provided in the Bylaws.

Section 6.02.  The Board of Directors, without shareholder approval, is authorized to issue shares of one class or series as a share dividend in respect of shares of another class or series.

ARTICLE VII
BYLAWS

The authority to adopt, amend, or repeal the Bylaws of the Corporation is granted exclusively to the Board of Directors.

ARTICLE VIII
LIMITATION ON PERSONAL LIABILITY

The liability of directors and officers of the Corporation shall be eliminated or limited to the fullest extent permitted by the NCL.  If the NCL is amended to further eliminate or limit or authorize corporate action to further eliminate or limit the liability of directors or officers, the liability of directors and officers of the corporation shall be eliminated or limited to the fullest extent permitted by the NCL, as so amended from time to time.

ARTICLE IX
INDEMNIFICATION

In addition to any other rights of indemnification permitted by the laws of the State of Nevada or as may be provided for by the Corporation in the Bylaws or by agreement, the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding, involving alleged acts or omissions of such officer or director in his or her capacity as an officer or director of the Corporation, must be paid, by the Corporation or through insurance purchased and maintained by the Corporation or through other financial arrangements made by the Corporation, as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.

ARTICLE X
REPEAL AND CONFLICTS

Any repeal or modification of Articles VIII or IX above approved by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director or officer of the Corporation existing as of the time of such repeal or modification.  In the event of any conflict between Articles VIII and IX and any other Article of the Corporation’s Articles of Incorporation, the terms and provisions of Articles VIII and IX shall control.

ARTICLE XI
AMENDMENTS

Section 11.01.  The Corporation reserves the right to amend, alter, change or repeal any provisions contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Section 11.02  Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation, or the Bylaws of the Corporation), the affirmative vote of the holders of 80% or more of the voting power of the outstanding voting stock of the Corporation shall be required to amend, alter, change, or repeal Article VIII, Article IX, Article X, or this Article XI.

ARTICLE XII
CERTAIN NEVADA LAW PROVISIONS

Section 12.01.  Business Combination Provisions. The Corporation hereby expressly elects not to be governed by Section 411 to Section 444 of the NCL (NRS Sections 78.411 to 78.444), inclusive, or any successor provisions thereto.

Section 12.02.  Shareholder Meetings.  Annual and special meetings of the stockholders shall be called as provided in the Bylaws of the Corporation.

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed by its President and Secretary this 28th day of February 2010.

/s/ Rick Havenstrite
Rick Havenstrite, President

/s/ Robert E. Jorgensen
Robert E. Jorgensen, Secretary